CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) for the registration of additional shares of common stock, preferred stock, or warrants and the incorporation by reference therein of our report dated March 27, 2014, with respect to the consolidated financial statements of Bacterin International Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ EKS&H LLLP

March 31, 2014
Denver, Colorado